EXHIBIT 24.1


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                         POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS:

                We, the undersigned directors of Wachovia Corporation, and each of us, do hereby make, constitute and appoint Kenneth W. McAllister and Alice W. Grogan, and each of them (either of whom may act without the consent or joinder of the other), our attorneys-in-fact and agents with full power of substitution for us and in our name, place and stead, in any and all capacities, to execute for us and in our behalf the Registration Statement under the Securities Act of 1933 on Form S-8 for the Wachovia Corporation Stock Plan and any post-effective amendments thereto, and to file the same, with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange
Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as we might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents and/or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

                IN WITNESS WHEREOF, we the undersigned have executed this Power of Attorney this 22nd day of April, 1994.



L. M. Baker, Jr.                        Rufus C. Barkley, Jr.

Crandall C. Bowles                      John L. Clendenin

Lawrence M. Gressette, Jr.              Thomas K. Hearn, Jr.

W. Hayne Hipp                           Robert M. Holder, Jr.

Donald R. Hughes                        F. Kenneth Iverson

James W. Johnston                       W. Duke Kimbrell

John G. Medlin, Jr.                     Herman J. Russell

Sherwood H. Smith, Jr.                  Charles McKenzie Taylor